Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Green Plains Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑235740) on Form S-3 and the registration statements (Nos. 333-143147, 333-154280, 333-159049, 333-174219, 333-193827, and 333-218933) on Form S-8 of Green Plains Inc. of our reports dated February 16, 2021, with respect to the consolidated balance sheets of Green Plains Inc. and subsidiaries as of December 31, 2020, and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Green Plains Inc.

Our report dated February 16, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020 contains an explanatory paragraph that states that the Company completed the acquisition of Fluid Quip Technologies, LLC in 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Fluid Quip Technologies, LLC’s internal control over financial reporting associated with approximately 3% of the Company’s consolidated total assets and approximately 0% of the Company’s consolidated total revenues as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Fluid Quip Technologies, LLC.

Our report dated February 16, 2021, on the consolidated financial statements as of December 31, 2020 contains an explanatory paragraph that refers to the Company’s adoption of ASC Topic 842, Leases.

/s/ KPMG LLP

Omaha, Nebraska
February 16, 2021